SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
December 4, 2017

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34261 (Commission File Number)	84-1010843 (I.R.S. Employer Identification No.)

9800 Pyramid Court, Suite 400, Englewood, CO 80112

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 802-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b 2 of the Securities Exchange Act of 1934 (§240.12b 2 of this chapter).

Emerging Growth Company                                        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Sr. Vice President of Finance, Julie Gosal Hoarau, and Appointment of Mark P. Szynkowski as Sr. Vice President of Finance

Effective December 4, 2017, Julie Gosal Hoarau resigned as Sr. Vice President of Finance of Evolving Systems, Inc. (“Company”).

Effective December 4, 2017, the Board of Directors appointed Mark P. Szynkowski as Sr. Vice President of Finance and entered into an employment agreement with Mr. Szynkowski.

Mark P. Szynkowski, 49, brings with him over twenty years of finance and accounting experience, an extensive background in mergers and acquisitions, budgeting and forecasting, and a broad knowledge of the software technology industry. Previously, he served as Chief Financial Officer of 6D Global Technologies, Inc., a Digital Marketing technology company where he was responsible for overseeing financial operations including SEC filings, SOX compliance and reporting. Earlier in his career, Mr. Szynkowski served in a variety of financial positions with Epiq Systems, a global technology, Software as a Service and professional services provider to the legal industry. Over nearly 10 years at Epiq, Mr. Szynkowski held senior positions including Vice President of Finance, Electronic Discovery Segment; Corporate Controller; and Subsidiary Controller. Prior to that, he served as Controller for Tradeware Global LLC, Vice President of Finance and Operations for Integro Staffing Services, and was a Senior Auditor with Ernst & Young. Mr. Szynkowski has a B.A. in Accounting from Alfred University and is a member of the American Institute of Certified Public Accountants (AICPA) and the National Accounting Association.

Pursuant to the employment agreement, the Company and Mr. Szynkowski agreed to the following:

•                                          Mr. Szynkowski will receive annual base salary of $185,000 and be eligible for incentive compensation of up to 40% of his base compensation upon achievement of quarterly and annual incentive compensation targets established by Evolving Systems’ Board of Directors.

•                                          The Company agreed to award Mr. Szynkowski restricted stock for 7,500 shares of the Company’s common stock and stock options to purchase 50,000 shares of the Company’s common stock, vesting one-fourth on the one-year anniversary of the date of the grant and the balance vesting quarterly over a 3-year period. The stock awards will be made within 15 days of the commencement date of Mr. Szynkowski’s employment.

•                                          Mr. Szynkowski will be employed “at will.”

•                                          If the Company terminates Mr. Szynkowski’s employment for reasons other than cause or disability, or Mr. Szynkowski resigns for “Good Reason,” as defined in the employment agreement, the Company will pay Mr. Szynkowski severance equal to 6 months of his base salary (referred to in the employment agreement as “Base Severance”). The Company will also pay a proportionate amount of Mr. Szynkowski’s health and dental insurance premiums, based upon the same proportion the Company paid at the time Mr. Synkowski’s employment was terminated, for a period of 6 months, or until Mr. Synkowski obtains substitute insurance. Severance and insurance premium payments will be made in equal installments over the 6-month period, based upon the Company’s normal payroll practices.

•                                          In the event of the occurrence of a Change in Control, as defined in the employment agreement, 50% of Mr. Szynkowski’s then unvested stock options, stock appreciation rights, shares of restricted stock and any other unvested equity awards, if any, will vest. In addition, in the event the Company terminates Mr. Szynkowski’s employment without Cause or Mr. Szynkowski resigns for Good Reason (each as defined in the employment agreement) within 180 days before or 365 days after a Change of Control, he will be entitled to receive Base Severance as well as additional severance (referred to in the employment agreement as “Enhanced Severance”) equal to

6 months of his base salary and 100% of his target incentive compensation in the year of termination.  He will also be entitled to be reimbursed for expenses incurred for tax advice, in an amount not to exceed $2,500, and his unvested stock options, shares of restricted stock and any other unvested equity awards will vest in full.

•                                          Mr. Szynkowski agreed that following termination of employment he will not compete with the Company (as defined in the employment agreement), or solicit or entice any employee of the Company to leave the employ of the Company or interfere with the Company’s relationship with a customer during the period of time that Base Severance is paid, or, in the case of a Change of Control, during the extended period of Enhanced Severance.

•                                          The Company also entered into the standard Indemnification Agreement approved by the Board of Directors for all officers and directors of the Company.

The full text of the employment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.  The Company’s standard Indemnification Agreement was attached to the Company’s Current Report on Form 8-K filed on July 31, 2014.

ITEM 9.01                                  FINANCIAL STATEMENTS AND EXHIBITS

d)                                     Exhibits.  The following exhibits are filed with this report.

Exhibit No.	Description
10.1	Employment Agreement dated December 4, 2017, entered into between Evolving Systems, Inc. and Mark P. Szynkowski

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated December 4, 2017, entered into between Evolving Systems, Inc. and Mark P. Szynkowski

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 4, 2017

Evolving Systems, Inc.

By:	/s/ MARK P. SZYNKOWSKI
Mark P. Szynkowski
Sr. Vice President of Finance